Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements
(Form S-8 No. 33-99740, Form S-8 No. 33-40365 and Form S-8 No. 333-9162)
pertaining to the Power Control Technologies Inc. 1995 Stock Option Plan, the M
& F Worldwide 1997 Stock Option Plan, and the M & F Worldwide Corp. 2000 Stock
Option Plan of M & F Worldwide Corp. of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedules of M & F
Worldwide Corp., M & F Worldwide Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of M & F Worldwide
Corp., included in this Annual Report (Form 10-K) for the year ended December
31, 2004.

March 8, 2005
New York, New York